EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HMN Financial, Inc.:

We consent to the incorporation by reference of our report dated March 13, 2015, with respect to the consolidated balance sheet of HMN Financial, Inc. as of December 31, 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of HMN Financial, Inc. and in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, 33-94386, 333-64232, and 333-158893 on Form S-8 and No. 333-156883 on Form S-3.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
March 13, 2015